EXHIBIT 21.1

SUBSIDIARIES OF CONTINENTAL AIRLINES

As of February 28, 2006

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Air Micronesia, Inc.	Delaware
Calair Capital Corporation	Delaware
Calair L.L.C.	Delaware
CALFINCO Inc.	Delaware
Caljet LLC	Delaware
Century Casualty Company	Vermont
Continental Airlines Purchasing Holdings LLC	Delaware
Continental Airlines Purchasing Services LLC	Delaware
Continental Micronesia, Inc.	Delaware
Presidents Club of Guam, Inc.	Delaware
Rubicon Indemnity, Ltd.	Bermuda